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                                                                   EXHIBIT 10.38



June 27, 2000



Mr. Thomas J. Phillips
1314 Palo Duro Trail
Southlake, TX 76092

Dear Tom:

     This letter sets forth the substance of the separation agreement (the "Agreement") which RF Monolithics, Inc. (the "Company") is offering to you to aid in your employment transition, and is conditioned upon your execution of the Employee Agreement and Release referenced in paragraph 13 of this Agreement, and attached hereto as Exhibit B:

     1. Separation. Your last day of employment with the Company is July 5, 2000 (the "Separation Date"). The Company has accepted your resignation from the position of Vice President, Manufacturing.

     2. Severance Payments. The Company will provide you with severance payments equal to your present monthly salary of $10,416.67 per month, through October 5, 2000, which will be paid in accordance with the Company's standard payroll practices (the "Severance Payments"). In the event you have not obtained employment as of October 5, 2000, the Company will continue to provide you with Severance Payments until you obtain employment but, in any event, not longer than December 31, 2000. You will be responsible for notifying the Company of the date you accept new employment.

     3. Health and Dental Care Coverage. You will have an opportunity to elect to continue coverage under the Company's group health plan in accordance with, and subject to, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Should you elect to continue coverage, the Company will charge you the appropriate employee monthly benefit premium through October 5, 2000 and will deduct your portion of the monthly benefit premiums from your Severance Payments. In the event you have not obtained employment as of October 5, 2000, the Company will continue to provide this coverage in the above-described manner until you obtain employment but, in any event, not longer than December 31, 2000. You will be responsible for notifying the Company of the date you accept new employment. Thereafter, the Company will provide group health and dental coverage at prevailing COBRA rates so long as COBRA applies.

     4. Vacation Pay. You will receive payment for all accrued vacation through July 5, 2000.
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     5.   Outplacement Services.  To assist you in obtaining another position,
RFM will pay for outplacement services up to $5,000.00.

     6. Stock Options. The vesting of the stock options which have been granted to you through July 5, 2000, will be accelerated to provide you with the vesting which would otherwise have occurred through October 5, 2000 under the current vesting schedule.

     7. Litigation. The Company will continue to provide legal support for you in the matter of Richard E. Lappin vs. RF Monolithics, Inc., et al, through the law firm of Jackson Walker, L.L.P. You may continue to use the services of Gary Fowler, or you may retain the services of David Watkins.

     8. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. Specifically, you acknowledge that, because you will no longer be an employee of the Company after the Separation Date, you will not be eligible to participate in the Company's 401(k) Plan. Additionally, you acknowledge that, as of the Separation Date, your participation in the Company's Employee Stock Purchase Plan terminates, and any accumulated payroll deductions which have not been applied to the purchase of stock will be refunded to you as soon as is reasonably practical.

     9. Expense Reimbursements. You acknowledge that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

     10. Return of Company Property. By July 5, 2000, you agree to return to the Company all documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

     11. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Invention Agreement, both during and after your employment, not to use or disclose any confidential or proprietary information of the company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

     12. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure
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requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

     13. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

     14. Release. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit B, and incorporated by reference as fully set forth herein.

     15. Confidential Arbitration. To ensure rapid and economical resolution of any and all disputes which may arise in connection with the Agreement, you and the Company agree that any and all disputes, claims, causes of action, in law or equity, arising from or relating to the Agreement or its enforcement, performance, breach, or interpretation, with the sole exception of those disputes which may arise from your Proprietary Information and Inventions Agreement, shall be resolved by final and binding confidential arbitration held in Dallas, Texas through the American Arbitration Association, under its then-existing Rules and Procedures. Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     16. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by a board of arbitration or a court of competent jurisdiction so as to be rendered enforceable. This Agreement has been made, delivered, and is to be performed, in full or in part, in Dallas, County, Texas, and will be governed by, construed and enforced in accordance with the laws of the State of Texas. All payments provided for hereunder will be subject to applicable federal and state withholding provisions.
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     If this Agreement is acceptable to you, please sign below and the attached
Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me.

                                      Sincerely,

                                      RF Monolithics, Inc.



                                      By: _____________________________________
                                          David M. Kirk
                                          President and Chief Executive Officer

Exhibit A - Proprietary Information and Inventions Agreement
Exhibit B - Employee Agreement and Release

                                      AGREED:

                                      By: /s/ Thomas J. Phillips
                                          -------------------------------------
                                          Thomas J. Phillips